CAPITAL LEASE FUNDING, INC.

                             ARTICLES SUPPLEMENTARY

                       1,610,000 SHARES OF 8.125% SERIES A
                      CUMULATIVE REDEEMABLE PREFERRED STOCK

                                October 17, 2005

      Capital Lease Funding, Inc., a Maryland corporation (the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

      FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company or a duly authorized committee thereof (the "Board of Directors") by Article VI of the charter (the "Charter") of the Company, the Board of Directors by duly adopted resolutions classified and designated 1,610,000 shares of Preferred Stock as the "8.125% Series A Cumulative Redeemable Preferred Stock," with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions (the "Series A Terms") of such 8.125% Series A Cumulative Redeemable Preferred Stock which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections thereof.

8.125% Series A Cumulative Redeemable Preferred Stock, $.01 par value per share

      1. Designation and Number. A series of Preferred Stock, designated the "8.125% Series A Cumulative Redeemable Preferred Stock, $.01 par value per share" (the "Series A Preferred Stock"), is hereby established. The number of authorized shares of Series A Preferred Stock shall be 1,610,000.

      2. Relative Seniority. The Series A Preferred Stock shall, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) senior to all classes or series of Common Stock (as defined in the Charter) and to all equity securities the terms of which provide that such equity securities shall rank junior to the Series A Preferred Stock;
(b) on a parity with all equity securities issued by the Company, other than those equity securities referred to in clauses (a) and (c); and (c) junior to all equity securities issued by the Company which rank senior to the Series A Preferred Stock in accordance with Section 6(d). The term "equity securities" shall not include convertible debt securities.

      3. Dividends.

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      (a) Holders of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Company, out of funds legally available for the payment of distributions, cumulative preferential cash dividends at the rate of eight and one-eighth percent (8.125%) per annum of the Twenty-five Dollars ($25.00) per share liquidation preference of the Series A Preferred Stock (equivalent to a fixed annual amount of $2.03125 per share). However, if the Series A Preferred Stock is delisted from the New York Stock Exchange following a Change of Control (as defined below), holders of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Company, out of funds legally available for the payment of distributions, cumulative preferential cash dividends at the rate of nine and one-eighth percent (9.125%) per annum of the Twenty-five Dollars ($25.00) per share liquidation preference of the Series A Preferred Stock (equivalent to a fixed annual amount of $2.28125 per share).
Such dividends shall accumulate on a daily basis and be cumulative from (but excluding) the original date of issuance or such delisting, as applicable, and be payable quarterly in equal amounts in arrears on or about the fifteenth
(15th) day of each January, April, July and October of each year, beginning on January 17, 2006 (each such day being hereinafter called a "Dividend Payment Date"); provided that if any Dividend Payment Date is not a Business Day (as hereinafter defined), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day.
Any dividend payable on the Series A Preferred Stock for any partial dividend period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the last day of the calendar month that immediately precedes the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors or an officer of the Company duly authorized by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

      (b) No dividend on the Series A Preferred Stock will be declared by the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

      (c) Notwithstanding anything to the contrary contained herein, dividends on the Series A Preferred Stock shall accumulate whether or not the restrictions referred to in clause (b) exist, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accumulated but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption as the case may be. Accumulated and unpaid dividends will not bear interest.

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      (d) Except as provided in the next sentence, if any Series A Preferred
Stock is outstanding, no dividends will be declared or paid or set apart for payment on any equity securities of the Company of any other class or series ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and all other equity securities ranking on a parity, as to dividends, with the Series A Preferred Stock, all dividends declared, paid or set apart for payment upon the Series A Preferred Stock and all other equity securities ranking on a parity, as to dividends, with the Series A Preferred Stock shall be declared and paid pro rata or declared and set apart for payment pro rata so that the amount of dividends declared per share of Series A Preferred Stock and each such other equity security shall in all cases bear to each other the same ratio that accumulated dividends per share of Series A Preferred Stock and other equity security (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such equity securities do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series A Preferred Stock which may be in arrears.

      (e) Except as provided in clause (d), unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other equity securities of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) may be declared or paid or set apart for payment nor shall any other dividend be declared or made upon the Common Stock or any other equity securities of the Company ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock or any other equity securities of the Company ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such equity securities) by the Company (except by conversion into or exchange for other equity securities of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, by redemption, purchase or acquisition of equity securities under any employee benefit plan of the Company, or by other redemption, purchase or acquisition of any equity securities of the Company, pursuant to Article VII of the Charter or otherwise, in order to ensure that the Company remains qualified as a real estate investment trust ("REIT") for federal income tax purposes).

      (f) Holders of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series A Preferred Stock as described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

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      (g) In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Company) by dividend, redemption or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

      (h) "Change of Control" shall be deemed to have occurred at such time as
(i) the date a "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the ultimate "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of Voting Stock (as hereinafter defined) that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of Voting Stock representing more than 50% of the total voting power of the total Voting Stock of the Company on a fully diluted basis; (ii) the date the Company sells, transfers or otherwise disposes of all or substantially all of its assets; or (iii) the date of the consummation of a merger or share exchange of the Company with another entity where the Company's stockholders immediately prior to the merger or share exchange would not beneficially own immediately after the merger or share exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate group vote) to which all stockholders of the corporation issuing cash or securities in the merger or share exchange would be entitled in the election of directors, or where members of the Company's Board of Directors immediately prior to the merger, or share exchange would not immediately after the merger or share exchange constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or share exchange.

      (i) "Voting Stock" shall mean capital stock of any class or kind having the power to vote generally for the election of directors.

      (j) "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

      4. Liquidation Rights.

      (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (referred to herein sometimes as a "liquidation"), the holders of Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company legally available for distribution to stockholders (after payment or provision for payment of all debts and other liabilities of the Company), a liquidation preference in cash of Twenty-five Dollars ($25.00) per Series A Preferred Share, plus an amount equal to all accumulated and unpaid dividends through and including the date of payment. Until the holders of the Series A Preferred Stock have been paid such liquidation preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders, no payment will be made to any holder of Common Stock or any other equity securities of the Company that rank junior to the Series A Preferred Stock with respect to liquidation rights, upon the liquidation, dissolution or winding up of the Company.

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      (b) If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make full payment to holders of Series A Preferred Stock and to the corresponding amounts payable on all shares of other classes or series of equity securities of the Company ranking on a parity with the Series A Preferred Stock as to liquidation rights, then the holders of the Series A Preferred Stock and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

      (c) Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Stock at the respective address of such holders as the same shall appear on the stock transfer records of the Company.

      (d) After payment of the full amount of the liquidating distributions to which the holders of the Series A Preferred Stock are entitled, the holders of Common Stock and any other equity securities of the Company that rank junior to the Series A Preferred Stock with respect to liquidation rights shall be entitled to receive any and all assets of the Company remaining to be paid or distributed, and the holders of Series A Preferred Stock shall have no right or claim to share therein.

      (e) None of a consolidation or merger of the Company with or into another entity, a merger of another entity with or into the Company, a statutory share exchange by the Company or a sale, lease, transfer or conveyance of all or substantially all of the Company's property or business shall be considered a liquidation, dissolution or winding up of the Company.

      5. Redemption

      (a) Except as provided in the next sentence, the Series A Preferred Stock is not redeemable prior to October 19, 2010. To ensure that the Company remains qualified as a REIT for federal income tax purposes, however, the Series A Preferred Stock shall be subject to the provisions of Article VII of the Charter pursuant to which Series A Preferred Stock owned by a stockholder in excess of the Aggregate Stock Ownership Limit (as defined in Article VII of the Charter) shall automatically be transferred to a Charitable Trust (as defined in Article VII of the Charter) and the Company shall have the right to purchase such shares, as provided in Article VII of the Charter. On and after October 19, 2010, the Company, at its option, upon giving notice as provided below, may redeem the Series A Preferred Stock, in whole or from time to time in part, for cash, at a redemption price of Twenty-five Dollars ($25.00) per share, plus all accumulated and unpaid dividends on such Series A Preferred Stock through the date of such redemption (the "Redemption Right").

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      (b) If fewer than all of the outstanding shares of Series A Preferred
Stock are to be redeemed pursuant to the Redemption Right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Company. If such redemption is to be by lot and, as a result of such redemption, any holder of Series A Preferred Stock would become a holder of a number of Series A Preferred Stock in excess of the Aggregate Stock Ownership Limit because such holder's Series A Preferred Stock were not redeemed, or were only redeemed in part then, except as otherwise provided in the Charter, the Company will redeem the requisite number of shares of Series A Preferred Stock of such holder such that no holder will hold in excess of the Aggregate Stock Ownership Limit subsequent to such redemption.

      (c) Notwithstanding anything to the contrary contained in these Series A Terms, unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase by the Company of Series A Preferred Stock pursuant to Article VII of the Charter or otherwise in order to ensure that the Company remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all shares of Series A Preferred Stock. In addition, unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series A Preferred Stock (except by conversion into or exchange for equity securities of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation; provided, however, that the foregoing shall not prevent any purchase or acquisition of Series A Preferred Stock for the purpose of preserving the Company's status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock).

      (d) Immediately prior to any redemption of Series A Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on such Dividend Payment Date (including any accrued and unpaid distributions for prior periods) notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption has been given.

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      (e) The following provisions set forth the procedures for redemption:

      (i) Notice of redemption shall be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice shall be mailed by the Company, postage prepaid, no less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective or not given.

      (ii) In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series A Preferred Stock to be redeemed; (D) the place or places where the certificates representing the Series A Preferred Stock shall be surrendered for payment of the redemption price; and
(E) that dividends on the Series A Preferred Stock to be redeemed will cease to accumulate on such redemption date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

      (iii) On or after the redemption date, each holder of Series A Preferred Stock to be redeemed shall present and surrender the certificates representing such holder's Series A Preferred Stock to the Company at the place designated in the notice of redemption and thereupon the redemption price of such shares (including all accumulated and unpaid dividends up to the redemption date) shall be paid to or on the order of the person whose name appears on such certificate representing Series A Preferred Stock as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing Series A Preferred Stock is to be redeemed, a new certificate shall be issued representing the unredeemed shares.

      (iv) From and after the redemption date (unless the Company defaults in payment of the redemption price), all dividends on the Series A Preferred Stock designated for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof payable upon redemption without interest (including all accumulated and unpaid dividends up to the redemption date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the Company's stock transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Company, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series A Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid distributions to the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series A Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Company.

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      (f) Any Series A Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Company.

      6. Voting Rights.

      (a) Holders of the Series A Preferred Stock shall not have any voting rights, except as set forth below. In any matter in which the holders of Series A Preferred Stock are entitled to vote, each such holder shall have the right to one vote for each share of Series A Preferred Stock held by such holder. If the holders of the Series A Preferred Stock and the holders of another series of Preferred Stock are entitled to vote together as a single class on any matter, the holders of the Series A Preferred Stock and the holders of such other preferred stock shall each have one vote for each $25.00 of liquidation preference.

      (b) If and whenever dividends on any shares of the Series A Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive (a "Preferred Distribution Default"), the number of directors then constituting the Board of Directors shall increase by two, if not already increased by reason of similar types of provisions with respect to shares of stock ranking on parity with the Series A Preferred Stock which is entitled to similar voting rights (the "Parity Preferred Stock"), and the holders of shares of the Series A Preferred Stock, together with the holders of shares of all other Parity Preferred Stock, voting as a single class regardless of series, shall be entitled to vote for the election of the two additional directors (each, a "Preferred Stock Director") of the Company, or fill any vacancy thereof, at any annual meeting of stockholders or at a special meeting of the holders of the Series A Preferred Stock and of the Parity Preferred Stock called for that purpose. The Company must call such special meeting upon the request of holders of at least 10% of the shares of the Series A Preferred Stock then outstanding. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws, provided that the Company shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next annual meeting of stockholders, and the holders of the Series A Preferred Stock and all classes of outstanding Parity Preferred Stock are offered the opportunity to elect such Preferred Stock Directors, or fill any vacancy, at such annual meeting of stockholders. Preferred Stock Directors so elected shall serve until the next annual meeting of stockholders or until their respective successors are elected and qualify.

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      (c) If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred Stock shall have been paid in full or declared and set aside for payment in full, the holders of Series A Preferred Stock shall be divested of the voting rights set forth in clause (b) above (subject to re-vesting in the event of each and every Preferred Distribution Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or declared by the Company and set aside for payment in full on all other series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors constituting the Board of Directors shall decrease accordingly. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of a majority of the outstanding Series A Preferred Stock when they have the voting rights set forth in clause (b) above and all other series of Parity Preferred Stock (voting as a single class). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding Series A Preferred Stock when they have the voting rights set forth in clause (b) above and all other series of Parity Preferred Stock (voting as a single class). Each Preferred Stock Director shall each be entitled to one vote per Director on any matter.

      (d) So long as any Series A Preferred Stock remains outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Company, or reclassify any authorized equity securities of the Company into any class or series of equity securities ranking senior to the Series A Preferred Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such equity securities; or (ii) amend, alter or repeal the provisions of the Charter (including these Series A Terms), whether by merger or consolidation (in either case, an "Event") or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any Event set forth in (ii) above, so long as any Series A Preferred Stock (or any equivalent class or series of stock issued by the surviving entity in such merger or consolidation to which the Company is a party) remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity and such surviving entity may thereafter be the issuer of the Series A Preferred Stock (or such equivalent class or series), the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series A Preferred Stock or the holders thereof; and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other class or series of equity securities, or (y) any increase in the amount of authorized Series A Preferred Stock or any other class or series of equity securities, in the case of each of (x) or (y) above ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

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      (e) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in Company to effect such redemption.

      7. Application of Article VII. Notwithstanding anything contrary contained in these Series A Terms, the Series A Preferred Stock is subject to the provisions of Article VII of the Charter.

      8. No Conversion Rights. The Series A Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Company or any other entity.

      9. Information Rights. During any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Company shall (i) transmit by mail to all holders of Series A Preferred Stock, as their names and addresses appear in the Company's record books and without cost to such holders, copies of the annual reports and quarterly reports that the Company would have been required to file with the Securities and Exchange Commission (the "SEC") pursuant to Section 13 or 15(d) of the Exchange Act if the Company was subject to such Sections (other than any exhibits that would have been required), and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series A Preferred Stock. The Company will mail the reports to the holders of Series A Preferred Stock within 15 days after the respective dates by which the Company would have been required to file the reports with the SEC if the Company was subject to Section 13 or 15(d) of the Exchange Act.

      10. Record Holders. The Company and its transfer agent may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor the transfer agent shall be affected by any notice to the contrary.

      11. No Maturity or Sinking Fund. The Series A Preferred Stock has no maturity date, and no sinking fund as been established for the retirement or redemption of Series A Preferred Stock.

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      12. Exclusion of Other Rights. The Series A Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and these Series A Terms.

      13. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

      14. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Charter and these Series A Terms are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

      15. No Preemptive Rights. No holder of Series A Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of stock of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of stock of the Company.

      SECOND: The Series A Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.

      THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

      FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

      FIFTH: The undersigned Chief Executive Officer of the Company acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


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

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and witnessed by its Secretary on October 17, 2005.

ATTEST                                       CAPITAL LEASE FUNDING, INC.

/s/ Paul C.Hughes                            By: /s/ Paul H. McDowell
----------------------------------------     -----------------------------------
Paul C. Hughes                               Paul H. McDowell
Secretary                                    Chief Executive Officer

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